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                                                                  EXHIBIT 10.31




                              AMENDED AND RESTATED
                           MASTER OPERATING AGREEMENT

THIS AMENDED AND RESTATED MASTER OPERATING AGREEMENT (as amended, modified and supplemented from time to time, this "Agreement"), dated as of January 1, 1997 (the "Adjustment Date"), is between Swiss Bank Corporation, a corporation organized under the laws of Switzerland ("SBC Parent"), and Perot Systems Corporation, a Delaware corporation ("PSC Parent").

                                  WITNESSETH:

WHEREAS, SBC Parent and PSC Parent entered into the Master Operating Agreement (the "Original Agreement") dated as of January 1, 1996 (the "Original Agreement Date");

WHEREAS, SBC Parent and PSC Parent now desire to amend and restate the Original Agreement to read in its entirety as set forth herein;

WHEREAS, PSC Parent is in the business of providing information management services, including data processing, voice and data communications, distributed systems, workstation support, computer and communications procurement and management, and related services;

WHEREAS, SBC Parent, through various direct and indirect subsidiaries, divisions, and operating units, is in the business of providing a variety of banking and financial services, including investment and commercial banking, on a world-wide basis;

WHEREAS, it is expected by SBC Parent and PSC Parent that, from time to time during the term of this Agreement, certain SBC Entities and PSC Entities (as each term is hereinafter defined) will enter into EPI Agreements (as hereinafter defined) that will identify specific information technology and operational services to be provided by the applicable PSC Entity to the applicable SBC Entity and the amounts to be paid for those services; and

WHEREAS, SBC Parent and PSC Parent desire to establish the standard terms and conditions that will be applicable to each EPI Agreement and to document certain other understandings and agreements between the parties;

NOW, THEREFORE, SBC Parent and PSC Parent hereby agree as follows:
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                                   ARTICLE I

                                  DEFINITIONS

1.1      Certain Definitions.  As used in this Agreement:

         (a)     "Affiliate" means, with respect to any Person:

                 (1) A Person that controls, is controlled by, or is under common control with that Person. For the purposes of this Section 1.1(a)(1) the term "control" means the ability, whether exercised or unexercised, to direct the management or policies of a Person, directly or indirectly, whether by ownership of securities, contract, arrangement, agreement, understanding or otherwise;

                 (2) A corporation of which that Person has the power to elect, directly or indirectly, more than fifty percent (50%) of the directors either by virtue of holding, directly or indirectly, a sufficient number of the voting securities of that corporation or by contract;
                 (3) A corporation in which that Person owns, directly or indirectly, more than fifty percent (50%) of the outstanding equity;

                 (4) An unincorporated entity which that Person has the power, directly or indirectly, to bind, individually, irrespective of whether other Persons also have the power to bind that entity; or

                 (5) An unincorporated entity, over which that Person, directly or indirectly, has more than fifty percent (50%) of the voting power to bind that entity, or the power to elect more than fifty percent (50%) of the persons serving functions similar to that of directors of a corporation.





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         (b)     "Change in Control" means the occurrence of any of the
                 following events, whether in one or a series of related transactions: (a) the acquisition of at least fifty percent (50%) of the then outstanding Class A Shares by any Person (or twenty-five percent (25%) of the then outstanding Class A Shares by any Person listed as such in the separate letter executed by PSC and SBC, dated the Original Agreement Date, which specifically references this definition), other than a Perot Family Member or Affiliate (including, on the date hereof, HWGA, Ltd.) or a trust established for the benefit of such Perot Family Member or Affiliate, (b) the acquisition of all or substantially all of the assets of the PSC Group, and
                 (c) any merger or consolidation of PSC Parent where PSC Parent is not the surviving corporation, provided that the events described in clause (b) or (c) of this definition will not be deemed a Change in Control if more than fifty percent (50%) of the then outstanding shares of capital stock of the acquiring or surviving entity are owned by Persons who, immediately prior to such event, owned more than fifty percent (50%) of the then outstanding Class A Shares. In determining whether the fifty percent (50%) and twenty-five percent (25%) thresholds discussed above have been met, shares which are subject to voting control by a Person or Persons acting under a voting agreement (but not a revocable proxy) will be counted, even though such shares may not be owned by such Person.

         (c) "Class A Shares" means the shares of Class A common stock, par value $0.01 per share, of PSC Parent.

         (d) "Confidential Information" means, with respect to each member of the SBC Group and each member of the PSC Group, all information, documentation, data, material or know-how concerning or in any way relating to that member of the SBC Group or that member of the PSC Group, respectively, or to its respective businesses, customers or suppliers, that is proprietary or was not on the Original Agreement Date in the public domain, including, without limitation (a) with respect to each member of the SBC Group, all SBC Data and all other confidential, proprietary, trade secret or customer information of that member of the SBC Group or its customers and any other information of that member of the SBC Group or its customers, including information that is not permitted to be disclosed to third parties under national or local laws or regulations, (b) with respect to each member of the PSC Group, all costing, pricing and other proprietary information of that member of the PSC Group, and (c) with respect to each party, the terms of this Agreement and of each other Definitive Agreement to which it is a party. Except to the extent that local law provides otherwise, however, information will not be "Confidential Information" of a party at any time after it (i) has been developed independently by the other party without using information obtained from the disclosing party which was Confidential Information of the disclosing party at the time it was used, (ii) has become publicly known (other than through unauthorized disclosure), (iii) has been disclosed by that party to a third party free of any obligation of confidentiality, (iv) is already known to the other party without an obligation of confidentiality to any Person, or (v) has been rightfully received by a party free of any obligation of confidentiality.





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         (e)     "Contracting Party" means (i) with respect to this Agreement,
                 SBC Parent or PSC Parent, and (ii) with respect to each EPI Agreement, the SBC Entity receiving Services pursuant to that EPI Agreement or, if SBC Parent signs that EPI Agreement, SBC Parent, as signatory to that EPI Agreement on behalf of that SBC Entity, and the PSC Entity providing Services pursuant to that EPI Agreement or, if PSC Parent signs that EPI Agreement, PSC Parent, as signatory to that EPI Agreement on behalf of that PSC Entity.

         (f) "Definitive Agreements" mean each of this Agreement, the SBC Warburg EPI Agreement, the Master Project Agreement, the Start-Up Agreement, the Master Agreement, the PSC Stock Agreement and the Systor Stock Purchase Agreement (as defined in the Master Agreement).
         (g) "EPI" means all existing and future information technology services provided by or on behalf of any SBC Entity that are related to the Operational Management of that SBC Entity's mainframe and other computers (including personal computers), including peripheral equipment, and associated voice, data and video communications network.
         (h)     "EPI Agreement" means any agreement, as provided for in
                 Section 3.2 hereof, that is entered into between a PSC Entity and an SBC Entity for the provision of Services by that PSC Entity to that SBC Entity.
         (i) "Equipment" means, with respect to each EPI Agreement, all computer-related and communications equipment owned or leased by any member of the SBC Group, including without limitation personal computers, modems, printers, mainframes, routers, cabling and related equipment, required by the applicable PSC Entity to provide the Services to the applicable SBC Entity pursuant to that EPI Agreement.

         (j) "HWGA, Ltd." means HWGA, Ltd., a Texas limited partnership, and its successors and assigns.

         (k) "Information Technology" means any combination of Systems, Equipment, documentation and know-how relating to data processing or other electronic functions.

         (l) "IT Services" means the business of providing support to end-users in the organization and maintenance of the Information Technology employed by such end-users.

         (m) "Licensed PSC Programs" has the meaning ascribed to that term in Section 4.3 hereof.

         (n) "Licensed SBC Systems" means, with respect to any EPI Agreement, all SBC Systems used by a member of the SBC Group prior to the effective date of that EPI Agreement (with respect to the SBC Warburg EPI Agreement this date shall be January 1, 1996 ) and necessary to provide the Operational Management of





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                 the EPI of the applicable SBC Entity for which the applicable
                 PSC Entity is assuming responsibility thereunder (including the SBC Systems listed in such EPI Agreement) and any Systems (excluding PSC Systems) developed or obtained by or on behalf of that SBC Entity after the effective date of that EPI Agreement that perform functions supporting the Operational Management of the EPI of that SBC Entity.

         (o) "Master Agreement" means that certain Amended and Restated Master Agreement, dated as of the Adjustment Date, between SBC Parent and PSC Parent, relating to the transactions contemplated by the Definitive Agreements, as amended, modified or supplemented from time to time.

         (p) "Master Project Agreement" has the meaning ascribed to that term in the Master Agreement.

         (q) "Operational Management" means responsibility for the management of the provision, directly or through third parties, of the people, assets and other resources, including, without limitation, third party telecommunication and carrier services and hardware and network maintenance services, involved in advising on the setting of standards, and the procurement, design and engineering, implementation, operation, change management and on-going maintenance and support of Information Technology related activities.

         (r) "Perot Family Member" means a member of the family of Ross Perot, an individual resident of the State of Texas, and any direct descendants thereof, or by or through marriage.

         (s) "Person" means an individual, corporation, partnership (general or limited), joint venture, trust, estate, limited liability company, government entity, or other legal entity or organization.

         (t) "Project Agreement" has the meaning ascribed to that term in the Master Project Agreement.

         (u) "PSC Group" means PSC Parent and each Affiliate of PSC Parent, collectively.

         (v) "PSC Entity" means any Affiliate, division, functional entity, group, or department within the PSC Group (including PSC Parent) which has been formed and exists as of the Adjustment Date or will be formed and exist in the future.

         (w) "PSC Stock Agreement" has the meaning ascribed to that term in the Master Agreement.

         (x) "PSC System" means any System or part thereof, which is owned or licensed (other than pursuant to a license from a member of the SBC Group) by a member of the PSC Group.




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         (y)     "Restricted Application Systems" means all SBC Systems other than Licensed SBC Systems, but specifically including all proprietary application Systems or other Systems that provide business functionality as opposed to technical functionality.

         (z) "SBC Brinson Division" means, collectively, the business units of the SBC Group engaged in the business of institutional asset management.

         (ab) "SBC Data" means all information relating to any member of the SBC Group (including any information relating to any transaction to which that member of the SBC Group is a party) or its customers that is contained in the data files of any member of the SBC Group.

         (ac) "SBC Entity" means any Affiliate, division, functional entity, group, or department within the SBC Group (including SBC Parent) which has been formed and exists as of the Adjustment Date or will be formed and exist in the future.

         (ad) "SBC Group" means SBC Parent and each Affiliate of SBC Parent, collectively.

         (ae) "SBC Private Banking Division" means, collectively, the business units of the SBC Group engaged in the business of asset management for clients who are natural persons.

         (af) "SBC Systems" means the Systems (including, without limitation, third party software) operated by or on behalf of any member of the SBC Group on the Original Agreement Date and other Systems (other than PSC Systems) that may be used by a PSC Entity to provide Services pursuant to an EPI Agreement.

         (ag)    "SBC Warburg Division" means, collectively, and subject to
                 Section 2.4 hereof, (i) the business units of the SBC Group
                 engaged in the business of investment banking, excluding   (A)
                 SBC Warburg Australia, (B) Bunting Warburg Inc., and (C) the Guibergia Warburg group, and in any event including (ii) the SBC Brinson Division and (iii) the SBC Private Banking Division. SBC businesses outside of the business of investment banking may be included in this definition upon the mutual agreement in writing of PSC Parent and SBC Parent. Any business unit, or portion thereof, included in the SBC Warburg Division may be excluded from this definition upon the mutual consent in writing of PSC Parent and SBC Parent.

         (ah) "SBC Warburg EPI Agreement" has the meaning ascribed to that term in the Master Agreement.

         (ai) "Security Procedures" means, with respect to each EPI Agreement, the written procedures and written undertakings developed, maintained and updated by the applicable SBC Entity addressing the scope of, and compliance procedures for, all applicable regulations, whether governmental or imposed by any regulator or exchange of which that SBC Entity is a member, concerning the flow of SBC





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                 Data (but excluding restrictions on the ability of Persons to trade in securities) and bank secrecy related to the SBC Group, as those procedures and undertakings may be amended, modified or supplemented by that SBC Entity from time to time.

         (aj) "Service Levels" means the quantitative and qualitative standards of performance applicable to the Services that may be established from time to time in connection with unit pricing and pursuant to each EPI Agreement and which are called "Service Levels".

         (ak) "Services" means, with respect to each EPI Agreement, the services required for the Operational Management of the EPI of the applicable SBC Entity and which are described as such in that EPI Agreement.

         (al) "Shares Termination Value" means, for purposes of Section 10.7 hereof, an amount to be calculated as follows:

                 (1) The Value (as defined below) of the Exercisable Option Shares (whether or not exercised), the SBC Warburg Purchased Shares and the SBC Domestic Purchased Shares (each as defined in the PSC Stock Agreement, and together, the "Stock Agreement Shares") as of the date (the "Determination Date") that the arbitration, judicial, or other legal proceeding, as applicable, to resolve the applicable claim commences.

                 (2) If any EPI Agreement has been terminated, the Stock Agreement Shares, with respect to that terminated EPI Agreement, will be calculated with reference to the termination date of that EPI Agreement.

                 (3)      "Value" means the sum of:

                          (a) The total number of Stock Agreement Shares sold by all SBC Entities as of the Determination Date to any Person that is not an Affiliate of any SBC Entity, multiplied by
                                  (i) the per share sales price paid to SBC
                                  Entities for those Stock Agreement Shares minus (ii) the purchase price for the Options paid under Section 2.1(b) of the PSC Stock Agreement, the Exercise Price, the SBC Domestic Purchase Price or the SBC Warburg Purchase Price (together, the "Acquisition Price") applicable to such Stock Agreement Shares under the PSC Stock Agreement, as the case may be;

                          (b) The total number of Stock Agreement Shares owned by all SBC Entities as of the Determination Date, multiplied by (i) the Fair Market Value of those owned Stock Agreement Shares minus (ii) the Acquisition Price applicable to those Stock Agreement Shares; and





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                          (c)     The total number of Stock Agreement Shares
                                  sold by any SBC Entity to an Affiliate of any SBC Entity as of the Determination Date, multiplied by (i) the Fair Market Value of such Stock Agreement Shares minus (ii) the Acquisition Price applicable to those Stock Agreement Shares.
                 (4)      "Fair Market Value" has the meaning ascribed thereto
                           in Schedule A hereto.

         (am) "Start-Up Agreement" has the meaning ascribed to that term in the Master Agreement.

         (an) "System" means a computer program with supporting system and user documentation, including without limitation input and output formats, program listings, narrative descriptions and operating instructions, and includes the tangible media upon which the program is recorded.

         (ao) "Third Party Service Contracts" means those agreements to which an SBC Entity is a party and pursuant to which that SBC Entity is obligated to obtain from a Person, other than a member of the PSC Group, services related to the Operational Management of the EPI of an SBC Entity.

         (ap) "Transitioned Employees" means, with respect to each EPI Agreement, the employees of any SBC Entity that accept employment with PSC pursuant to that EPI Agreement.





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                                   ARTICLE II
                         AGREEMENT, TERM AND AUTHORITY

2.1 Scope of Agreement. Except as the Contracting Parties may otherwise expressly agree in an EPI Agreement, this Agreement establishes the standard terms and conditions that will be applicable to each EPI Agreement.

2.2 Term. The term of this Agreement will commence on the Adjustment Date, and will continue until terminated by the mutual agreement of PSC Parent and SBC Parent or pursuant to Sections 8.1 through 8.9 or 10.7(a) hereof; provided, however, that this Agreement may be terminated effective at any time on or after December 31, 2008 by either of the parties hereto by giving at least sixty (60) days prior written notice to the other party. Notwithstanding the termination of this Agreement for any reason, any provisions of this Agreement that have been incorporated by reference into any EPI Agreement entered into prior to such termination will remain valid and binding provisions of that EPI Agreement unless the Contracting Parties thereto otherwise agree.

2.3 Authority. PSC Parent represents and agrees that as of the Adjustment Date it has, and as of the effective date of each EPI Agreement it will have, the authority to cause each PSC Entity to act with respect to all applicable matters relating to this Agreement and any EPI Agreement to which that PSC Entity is a Contracting Party, including the giving or withholding of any approval, acceptance, consent, notice, or other action required or permitted by this Agreement or that EPI Agreement, and that it will be responsible for the performance of all of the obligations of the members of the PSC Group under each of the applicable EPI Agreements and for causing each member of the PSC Group to comply with all applicable provisions of each applicable EPI Agreement. SBC Parent represents and agrees that as of the Adjustment Date it has, and as of the effective date of each EPI Agreement it will have, the authority to cause each SBC Entity to act with respect to all applicable matters relating to this Agreement and any EPI Agreement to which that SBC Entity is a Contracting Party, including the giving or withholding of any approval, acceptance, consent, notice, or other action required or permitted by this Agreement or that EPI Agreement, and that it will be responsible for the performance of all obligations of the members of the SBC Group under each EPI Agreement and for causing each member of the SBC Group to comply with all applicable provisions of each applicable EPI Agreement.

2.4      Major Changes:

         (a) If at any time during the term of the SBC Warburg EPI Agreement, and subject to the provisions of Section 8.7 hereof, a member or combination of members of the SBC Group acquires, in a single transaction or series of related transactions, any business, whether through acquisition of securities, assets or otherwise that could reasonably be expected to result in the revenue paid to the applicable PSC Entity under the SBC Warburg EPI Agreement increasing, on an annualized basis in the





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                 year of the transfer, by more than fifty percent (50%), if that business were to become a part of the SBC Warburg Division, then that business will not become part of the SBC Warburg Division for purposes of this Agreement or the SBC Warburg EPI Agreement.

         (b) If at any time during the term of the SBC Warburg EPI Agreement, a member or combination of members of the SBC Group sells or otherwise disposes outside of the SBC Group, in a single transaction or series of related transactions, of any portion of its or their business that could reasonably be expected to result in the revenue paid to the applicable PSC Entity under that EPI Agreement decreasing, on an annualized basis in the year of the transfer, by more than fifty percent (50%), then SBC Parent will require (unless PSC Parent waives the requirement as described in the last sentence of this
                 Section 2.4(b)) the purchaser of that business to assume the applicable SBC Entity's obligations under the SBC Warburg EPI Agreement that relate to the transferred business from the date of the transfer and to continue to obtain from the applicable PSC Entity the acquired business' requirements for the Services in accordance with the terms and conditions of the SBC Warburg EPI Agreement. The SBC Warburg EPI Agreement will continue to apply to the business not so transferred. Unless the purchaser of the transferred business has a credit rating substantially equivalent to or better than, and a shareholders' equity equal to or larger than, SBC Parent, the PSC Group may, but will have no obligation to, provide Services to the purchaser, and, if the PSC Group elects to not provide Services to the purchaser, the purchaser will have no obligation to assume any obligations under any EPI Agreement.

         (c) If an event described in Section 2.4(a) or 2.4(b) shall occur, the provisions of Section 4.4 of the Master Agreement shall apply.


                                  ARTICLE III
                                    SERVICES

3.1 Services. It is the intention of SBC Parent and PSC Parent that an EPI Agreement be entered into for any Services to be provided by any member of the PSC Group to any member of the SBC Group.

3.2 Scope of EPI Agreement. Unless otherwise expressly provided in an EPI Agreement, each EPI Agreement will provide that the applicable PSC Entity will provide, and the applicable SBC Entity will obtain from that PSC Entity, that SBC Entity's requirements for Operational Management of the EPI of that SBC Entity.

3.3 Terms of EPI Agreements. Unless the Contracting Parties to an EPI Agreement otherwise expressly agree in that EPI Agreement, each EPI Agreement may:





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         (a)     Incorporate by reference the terms and conditions of this
                 Agreement identified for such purpose in that EPI Agreement.

         (b) Designate the date as of which the provisions of that EPI Agreement will be effective and the term or period of time during which the applicable PSC Entity will provide the Services pursuant to that EPI Agreement.

         (c) Describe the obligations of the applicable PSC Entity pursuant to that EPI Agreement, including the Services to be provided by the PSC Entity pursuant to that EPI Agreement and any Service Levels applicable to those Services.

         (d) Describe the obligations of the applicable SBC Entity pursuant to that EPI Agreement, including any obligations relating to the provision of space, facilities, equipment, or other support to be provided by the SBC Entity that are different from, or in addition to, the resources and support to be provided as described in this Agreement.

         (e) Specify the applicable PSC Entity's charges and the method of payment of those charges for the Services provided under that EPI Agreement, as well as the methodology for any bonus payments to the PSC Entity or credits to the SBC Entity.

         (f) Include any other provisions deemed necessary or desirable by the Contracting Parties to that EPI Agreement, including provisions necessary to comply with local law or custom or regulation or internal policies of the members of the SBC Group.

3.4 Security Procedures. With respect to each EPI Agreement, the applicable SBC Entity will be responsible for developing, maintaining and updating the Security Procedures, the form and substance of which will be determined by the applicable SBC Entity. The applicable SBC Entity will be responsible for providing those Security Procedures, including updates and modifications, to the applicable PSC Entity. During the term of each EPI Agreement, the applicable PSC Entity will, and will cause its employees to, comply, with respect to Services provided to members of the SBC Group, with the Security Procedures with which it has been provided by the applicable SBC Entity to the extent that those Security Procedures are no more rigorous than similar security procedures applicable to the members of the SBC Group. The applicable PSC Entity will provide notice to the applicable SBC Entity of any known instances of non-compliance with the Security Procedures by that PSC Entity.

3.5 Export Matters. With respect to each EPI Agreement, the applicable PSC Entity will be responsible for all non-banking related export regulations with respect to PSC Systems, and the applicable SBC Entity will be responsible for all non-banking related export regulations with respect to SBC Systems (other than SBC Systems with respect to which PSC is the purchaser).





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3.6      Other Regulatory Issues.  No Contracting Party will be required to commit an illegal act in connection with any EPI Agreement, and if an EPI Agreement would require such an act, then that EPI Agreement will be deemed amended by modifying the provisions to the extent necessary to make it legal while preserving the economic benefits to each party, or, if that is not possible, by substituting another provision that is legal and enforceable and achieves the same objective.

3.7 Future EPI Agreements. SBC Parent and PSC Parent will negotiate in good faith to execute an EPI Agreement, on or prior to December 31, 1998, having a term of ten (10) years and a similar scope and size to the SBC Warburg EPI Agreement relating to SBC's private banking and retail and commercial banking activities in Switzerland (the "SBC Domestic Division"), which agreement will (i) include such terms and conditions consistent with those set forth in the SBC Warburg EPI Agreement as may be agreed upon by the parties thereto and (ii) state that it is the definitive agreement referred to in this Section 3.7 (a
         "Domestic Agreement").   SBC shall be considered to have negotiated in
         good faith as provided above if, on or before December 31, 1999, SBC Parent does not enter into a significant information technology outsourcing or similar agreement with a third party that is not an Affiliate of SBC Parent to provide services to the SBC Domestic Division, but continues to provide those services internally.. The obligation of the parties set forth in this Section 3.7 shall terminate upon termination of the SBC Warburg EPI Agreement.



                                  ARTICLE IV
                                SBC RESOURCES

4.1      SBC Systems.

         (a) SBC Parent represents that one or more members of the SBC Group has all rights in and to the SBC Systems necessary to grant to the members of the PSC Group the rights described in this Section 4.1. SBC Systems will be and remain the property of the members of the SBC Group. With respect to the Licensed SBC Systems required by a PSC Entity to provide the Services under any EPI Agreement, including those Licensed SBC Systems listed in the applicable EPI Agreement, SBC Parent hereby grants to PSC Parent and the applicable PSC Entity the non-exclusive right, at no charge to PSC Parent or the applicable PSC Entity, to market, license, operate, copy, modify or otherwise use those specified Licensed SBC Systems in order to provide Services to the applicable SBC Entity pursuant to that EPI Agreement, and to provide services to other customers of members of the PSC Group and for the PSC Group members' own internal use. PSC Parent acknowledges and agrees that for purposes of using the Licensed SBC Systems for third party customers of members of the PSC Group and for the PSC Group members' own internal use, the license granted pursuant to this Section 4.1(a) is granted on an "AS IS" basis, and each member of the PSC Group will remove all





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
                 indicia of any member of the SBC Group's interest in and affiliation with the Licensed SBC System prior to using the Licensed SBC System for third party customers of members of the PSC Group.

         (b) The members of the SBC Group, with the cooperation and assistance of the members of the PSC Group, will use all commercially reasonable efforts to obtain any consents from third parties necessary for the applicable PSC Entity to operate any Licensed SBC Systems as contemplated by this Agreement. Upon the termination of the applicable EPI Agreement, the members of the PSC Group may continue to use the Licensed SBC Systems for the internal operations of the members of the PSC Group and for customers of members of the PSC Group, provided that:

                 (1) Except as otherwise necessary to utilize the Licensed SBC Systems as authorized by this Agreement, no member of the PSC Group will at any time allow the Licensed SBC Systems, or any of the various components thereof or any modifications thereto, to be disclosed to third parties, sold, assigned, leased or commercially exploited in any way, with or without charge, by that member of the PSC Group or its employees or agents or, except to the extent required for normal operation of the Licensed SBC Systems, to be copied or reproduced, in whole or in part, by any person, firm or corporation, at any time.

                 (2) The members of the PSC Group agree that the Licensed SBC Systems are the valuable property of one or more members of the SBC Group, that violation in any material respect of any provision of this Section 4.1 would cause the members of the SBC Group irreparable injury for which they would have no adequate remedy at law and, in addition to any and all other remedies or rights the members of the SBC Group may have at law or in equity, the members of the SBC Group will be entitled to preliminary and other injunctive relief against any such violation.

         (c) During the term of this Agreement, no member of the SBC Group may license the Licensed SBC Systems to any third party. Notwithstanding the foregoing, however, the members of the SBC Group may use the Licensed SBC Systems for their own internal purposes and may provide the Licensed SBC Systems to clients of members of the SBC Group as necessary in conjunction with the SBC Group members' services to their clients.

         (d) Notwithstanding the provisions of Section 4.1(a) hereof, no member of the PSC Group may use the Restricted Application Systems for its own internal purposes or for any of its customers (other than a member of the SBC Group), unless PSC Parent and SBC Parent agree that such use is in the best interests of the parties and agree in writing upon a mutually acceptable royalty structure.

         (e) Except as otherwise provided in an EPI Agreement, the PSC Group will operate and the SBC Group will maintain the Restricted Application Systems and related documentation. The PSC Group will maintain the documentation of each Licensed SBC System as long as that Licensed SBC System is being operated and maintained by the PSC Group hereunder. The PSC Group will not have access to the source code for the Restricted Application Systems or system documentation therefor.

4.2 Rights in Developed Systems. Ownership and use rights in Systems and modifications to Systems developed on or after the Original Agreement Date will be as follows:

         (a) Except as provided in Sections 4.2(b), 4.2(c), 4.2(d) and 4.2(e) below, the members of the PSC Group will own any System, and any modifications to any System, developed on or after the Original Agreement Date by the applicable PSC Entity pursuant to this Agreement or any EPI Agreement, subject to the SBC Group's rights in the underlying SBC System if an SBC System was the basis for such modification.

         (b) If PSC performs any software development project pursuant to any EPI Agreement that is specifically requested, identified in writing when requested as subject to this Section 4.2(b) and agreed prior to such development by PSC and SBC to be wholly financed by SBC, the copyright in the software resulting from that project will be owned by SBC, and PSC will be limited to using that software for SBC and PSC's internal use except as provided in Section 4.2(f) below.

         (c)     Ownership of Restricted Applications Systems will remain with
                 SBC.

         (d) Incidental infrastructure software programs developed by PSC in the course of providing services pursuant to an EPI Agreement will be owned by PSC unless the cost of development exceeds $5,000,000 per individual program in a given Budget Period (as defined in the SBC Warburg EPI Agreement), and is wholly financed by SBC, in which case the copyright in such program will be owned by SBC and the rights of PSC will be as described in Section 4.2(b) above for a software development project specifically requested and agreed by PSC and SBC to be wholly financed by SBC.

         (e) Notwithstanding anything to the contrary in Section 4.1 hereof or this Section 4.2, material new Systems (that are not Restricted Applications Systems or Developed SBC Systems) custom developed for or on behalf of any member of the SBC Group by any member of the PSC Group or its subcontractors after the Original Agreement Date and for which at least fifty percent (50%) of the development costs are provided by the members of the SBC Group, will be owned by SBC Parent, and SBC Parent will grant to members of the PSC Group the right, at no charge to the members of the PSC Group, to market, license, operate, copy, modify or otherwise use those SBC Systems on behalf of the members of the SBC Group, for the internal use of the members of the PSC Group, and for any other customer of any member of the PSC Group.

         (f) Prior to the use by any PSC Entity of any Systems owned by SBC as described in Sections 4.2(b), 4.2(c) or 4.2(d) (the "Developed SBC Systems") for any customer of that PSC Entity (other than a member of the SBC Group), that PSC Entity will obtain the consent of the applicable SBC Entity based upon a business case prepared by the PSC Entity for the applicable SBC Entity's review and approval specifying (i) any capital investment that will be required from that SBC Entity to obtain any additional resources to provide services to the customer of the PSC Group and, if so, any payments that will be made to the applicable SBC Entity in connection with or attributable to the use of the Developed SBC Systems; (ii) any impact on the overall operating expenses of the Developed SBC Systems; (iii) any impact the introduction of the third party customer would have on existing Service Levels; and (iv) any impact on the applicable PSC Entity's charges to the applicable SBC Entity for the Services. The applicable PSC Entity will also satisfy the applicable SBC Entity, in that SBC Entity's sole discretion, that adequate Security Procedures have been instituted to prevent disclosure of any Confidential Information of the SBC Group to the third party customer.

4.3 PSC Systems. PSC Parent represents that one or more members of the PSC Group will have, at the time of the use of PSC Systems for provision of the Services, all rights in and to the PSC Systems necessary to use the PSC Systems that PSC elects to use on behalf of members of the SBC Group and to license the PSC Systems to the members of the SBC Group that PSC Parent is obligated to license pursuant to this Section 4.3. PSC Systems will be and remain the property of PSC Parent, and the members of the SBC Group will have no rights or interests therein except as described herein. During the term of an EPI Agreement, PSC Parent hereby grants to the applicable SBC Entity, and that SBC Entity will be deemed to accept from PSC Parent, a nonexclusive, nontransferable, paid up, royalty free license to access any PSC System as necessary in connection with the Services that the applicable PSC Entity is obligated to provide to the applicable SBC Entity under such EPI Agreement, subject to PSC Parent's right to grant such a license with respect to any PSC Systems licensed by PSC Parent. PSC Parent, with the cooperation of SBC Parent, will use all commercially reasonable efforts to obtain any third party consents necessary for members of the SBC Group to access the PSC Systems as contemplated by the preceding sentence. With respect to each EPI Agreement, provided that the SBC Entity is not in breach of that EPI Agreement and subject to PSC Parent's rights under any license agreement for any PSC System licensed by PSC Parent, PSC Parent will grant to that SBC Entity at the termination of that EPI Agreement possession of two (2) copies of the source code, user documentation and system documentation and a perpetual, nontransferable, nonexclusive, paid up, royalty free license to use the application software programs (including all related documentation) of any PSC Systems then being used by the applicable PSC Entity in providing the Services to the applicable SBC Entity (the "Licensed PSC Programs"), subject to the following:

         (a) Except with the prior written consent of PSC Parent or to the extent required by natural disaster or similar emergency, the Licensed PSC Programs will not be operated, directly or indirectly, (i) by persons other than employees of such SBC Entity or a third party vendor providing services to any SBC Entity, or (ii) on equipment that is not under the control of any SBC Entity or a third party vendor providing services to any SBC Entity.

         (b) Except with the prior written consent of PSC Parent, the Licensed PSC Programs may only be used for the internal operations of the applicable SBC Entity.
         (c) The SBC Entity will keep the Licensed PSC Programs confidential, will not at any time allow the Licensed PSC Programs, or any of the various components thereof or any modifications thereto, to be disclosed to third parties, sold, assigned, leased or commercially exploited or marketed in any way, with or without charge, by the SBC Entity or its employees or agents and, except to the extent required for normal operation of the Licensed PSC Programs as permitted herein, will not permit the Licensed PSC Programs to be copied or reproduced, in whole or in part, by any Person, at any time.
         (d) The SBC Entity agrees that the Licensed Programs are the valuable property of PSC Parent, that violation in any material respect of any provision of this Section 4.3 would cause PSC Parent irreparable injury for which it would have no adequate remedy at law, and, in addition to any and all other remedies or rights PSC Parent may have at law or in equity, PSC Parent will be entitled to preliminary and other injunctive relief against any such violation.

4.4      SBC Equipment.

         (a) SBC Parent and PSC Parent acknowledge and agree that, except for the rights granted to the applicable PSC Entity pursuant to this Section 4.4, or as otherwise expressly agreed in an EPI Agreement, all right, title and interest in and to the Equipment is owned by and will continue to be owned by one or more members of the SBC Group.

         (b) During the term of each EPI Agreement and unless otherwise provided for therein, the applicable SBC Entity will make available to the applicable PSC Entity, for that PSC Entity's use, at no charge except as provided in the last sentence of this Section 4.4(b), all Equipment that is expressly referenced in the applicable EPI Agreement as being provided by the applicable SBC Entity to the applicable PSC Entity. With respect to personal computers, modems, printers and related personal Equipment used by Transitioned Employees generally prior to the effective date of the applicable EPI Agreement, the applicable PSC Entity will pay the applicable SBC Entity for such use on a monthly basis for the depreciation costs of that Equipment for that month until that Equipment has been fully depreciated.

         (c) Prior to the use by any PSC Entity of the Equipment for any customer of that PSC Entity (other than a member of the SBC Group), that PSC Entity will obtain the consent of the applicable SBC Entity based upon a business case prepared by the PSC Entity for the applicable SBC Entity's review and approval specifying (i) any capital investment that will be required from that SBC Entity to obtain any additional resources to provide services to the customer of the PSC Group and, if so, any payments that will be made to the applicable SBC Entity in connection with or attributable to the use of the Equipment; (ii) any impact on the overall operating expenses of the Equipment; (iii) any impact the introduction of the third party customer would have on existing Service Levels; and (iv) any impact on the applicable PSC Entity's charges to the applicable SBC Entity for the Services. The applicable PSC Entity will also satisfy the applicable SBC Entity, in that SBC Entity's sole discretion, that adequate Security Procedures have been instituted to prevent disclosure of any Confidential Information of the SBC Group to the third party customer.

4.5 Additional Equipment. Any additional Equipment (other than personal computers, modems, printers and related personal Equipment used by PSC personnel) which a PSC Entity elects to add in order to provide the Services to an SBC Entity during the term of any EPI Agreement will be purchased in accordance with the terms of that EPI Agreement.

4.6      SBC Facilities.

         (a) Commencing on the effective date of each EPI Agreement, the applicable SBC Entity will provide to the applicable PSC Entity such space, office furnishings, janitorial service, telephone service, utilities (including air conditioning) and office-related equipment, supplies, and duplicating services in such SBC Entity's premises as the applicable PSC Entity may reasonably require to provide the Services to the applicable SBC Entity pursuant to that EPI Agreement, including the space, furnishings, and equipment utilized by the applicable Transitioned Employees prior to the effective date of that EPI Agreement (under all EPI Agreements collectively, the "SBC Facilities"). The employees of the applicable PSC Entity will have reasonable access to the applicable SBC Facilities twenty-four (24) hours a day, seven (7) days a week and will, at all times, comply with the applicable SBC Entity's reasonable physical security procedures while on the premises of the SBC Facilities. In addition, the applicable SBC Entity will provide necessary storage space for backup data files and will provide such additional storage space as may be required by any change in retention schedules required by any regulatory authority with jurisdiction over the applicable SBC Entity's business.

         (b) The applicable PSC Entity will pay the applicable SBC Entity on a monthly basis for the SBC Facilities at that SBC Entity's actual costs for those SBC Facilities, and the amounts of those payments will be reimbursed by the applicable SBC Entity to the applicable PSC Entity but will not be included, for purposes of the applicable EPI Agreement, in PSC Costs (as defined in that EPI Agreement).

         (c) Prior to relocating Services from any SBC Facility to any other facility, the applicable PSC Entity will obtain the consent of the applicable SBC Entity based upon a business case prepared by the PSC Entity for the review and approval of the SBC Entity, which approval will not be unreasonably withheld.

4.5 PSC Facilities. Subject to the Security Procedures, a PSC Entity may from time to time perform the Services pursuant to any EPI Agreement, including processing of the applicable SBC Entity's data, in facilities maintained by the PSC Group (under all EPI Agreements collectively, "PSC Facilities") as that PSC Entity deems appropriate, provided that the applicable SBC Entity must be and remain satisfied that adequate Security Procedures have been implemented and are being observed at the applicable PSC Facility.

4.6      Third Party Services Contracts.

         (a) On or prior to the date each EPI Agreement (which for purposes of this Section for the SBC Warburg EPI Agreement will be the Original Agreement Date) is executed and again on or prior to the effective date of that EPI Agreement, the applicable SBC Entity will use reasonable efforts to provide the applicable PSC Entity with a list of all Third Party Service Contracts related to the Operational Management of the EPI of that SBC Entity. The applicable PSC Entity will assume responsibility for the applicable Third Party Service Contracts as of the effective date of the applicable EPI Agreement and any other Third Party Service Contract to which an entity that is acquired and becomes part of the SBC Warburg Division is a party or to which a member of the SBC Group may become a party after the effective date of the applicable EPI Agreement as the result of an acquisition of any entity that becomes part of an SBC Entity. SBC Parent agrees that, until the applicable PSC Entity assumes responsibility for any Third Party Service Contract pursuant to an EPI Agreement, it will manage all Third Party Service Contracts related to that EPI Agreement to expire at the earliest reasonable opportunity that does not result in a termination penalty.

         (b) Commencing on the effective date of any EPI Agreement, unless prohibited by the applicable Third Party Service Contract:

                 (1) The applicable SBC Entity will make available to the applicable PSC Entity during the term thereof, at a charge to that PSC Entity equal to the amounts such SBC Entity is obligated to pay under such Third Party Service Contracts, the services provided by third parties pursuant to each Third Party Service Contract and utilized by the applicable SBC Entity prior to the effective date of that EPI Agreement in performing the services and functions assumed by the PSC Entity thereunder.
                 (2) The applicable PSC Entity will have administrative and management responsibility for managing such third party services to the same extent as if that PSC Entity were the contracting party for such services during the term of that EPI Agreement. The applicable SBC Entity will retain sole authority to execute amendments to the Third Party Service Contracts, but, unless that SBC Entity and the applicable PSC Entity otherwise agree, that SBC Entity will act to terminate those Third Party Service Contracts at the earliest available opportunity that does not result in a termination penalty.

                 (3) Nothing in this Section 4.8 will require an SBC Entity to make available to a PSC Entity the services under a Third Party Services Contract, grant to the applicable PSC Entity management or administrative responsibility for third party services, or assign or terminate a Third Party Services Contract if the terms of the applicable Third Party Services Contract prohibit the applicable SBC Entity from doing so, or if the applicable SBC Entity would subject itself to a penalty by doing so.

4.9 Transfer of Personnel. Unless otherwise provided in an EPI Agreement, commencing on the effective date of each EPI Agreement (which for the purposes of this Section for the SBC Warburg EPI Agreement will be the Original Agreement Date), the applicable PSC Entity will offer employment to all employees of the applicable SBC Entity identified in that EPI Agreement in accordance with the transition plan described therein and otherwise in accordance with the applicable PSC Entity's normal employment policies. PSC agrees that each Transitioned Employee will be offered a salary and benefits package that is substantially comparable to the salary and benefits package received by that Transitioned Employee prior to the effective date of that EPI Agreement. Should a PSC Entity request that the applicable SBC Entity continue to make payments to such employees after they are hired by such PSC Entity, as an administrative convenience and until such personnel can be integrated into the PSC payroll system, the applicable SBC Entity will do so for a reasonable period not to exceed three (3) months, subject to reimbursement therefor and appropriate indemnification by the applicable PSC Entity. In such event, the SBC Entity will be acting solely as the PSC Entity's agent and the applicable PSC Entity will reimburse the applicable SBC Entity for all wages paid and employer's contributions made by such SBC Entity in connection therewith.

4.10 Resource Payments. The applicable PSC Entity will reimburse the applicable SBC Entity pursuant to the applicable EPI Agreement for the amounts due with respect to this Article IV by issuing to that SBC Entity a credit against that SBC Entity's invoices for such amounts. Any credit due to an SBC Entity pursuant to this Section 4.10 will be given by the PSC Entity in the next succeeding month after the month in which the credit is determined.

                                   ARTICLE V
                     SAFEGUARDING OF DATA AND AUDIT RIGHTS

5.1      SBC Data.

         (a) The members of the SBC Group own and will continue to own all right, title and interest in and to all SBC Data. Upon the termination of this Agreement or of any EPI Agreement for any reason or, with respect to any SBC Data, on such earlier date as the applicable SBC Entity and the applicable PSC Entity mutually determine that any of the same will no longer be required by that PSC Entity in order to render Services to such SBC Entity, such SBC Data will be either erased from the data files maintained by each member of the PSC Group or, if the applicable SBC Entity so elects, returned to such SBC Entity. SBC Data may not be utilized by any member of the PSC Group for any purpose except to provide Services to the members of the SBC Group, nor may SBC Data or any part thereof be disclosed, sold, assigned, leased or otherwise disposed of to third parties by any member of the PSC Group or commercially exploited by or on behalf of any member of the PSC Group, or any of its employees or agents.

         (b) The parties hereto acknowledge and agree that, in connection with each EPI Agreement, unless the applicable SBC Entity is satisfied that its security concerns are adequately addressed, that EPI Agreement will provide that that SBC Entity will retain exclusive supervisory control of the systems and personnel required to ensure that the confidentiality and secrecy of SBC Data will be maintained; provided that if that EPI Agreement provides that such SBC Entity will retain control over the systems and personnel, the members of the PSC Group will be excused from its Service and Service Level obligations to the extent that such retention by the SBC Entity prevents, materially hinders or delays the members of the PSC Group from providing the Services or meeting any applicable Service Level as set forth in such EPI Agreement. Without the consent of the applicable SBC Entity, Information Technology related security-related functions or crypto codes will not be shared by any member of the SBC Group with any member of the PSC Group and only personnel of members of the SBC Group will execute such functions.

         (c) PSC Parent agrees that if any employee of any member of the PSC Group who is providing Services to the SBC Group is granted access by a member of the SBC Group to (i) any facility at which customer or customer-related data of any member of the SBC Group is located, or (ii) any Systems upon which any customer or customer-related data of any member of the SBC Group is contained, that employee will, upon the request of the applicable member of the SBC Group, be required to execute an agreement (and amendments to that agreement as required to comply with this Section 5.1(c)) that contains provisions requiring that employee to maintain the confidentiality of all customer or customer-related data of any member of the SBC Group, which provisions will be no more restrictive than the confidentiality provisions contained in any agreement that the members of the SBC Group generally require their employees, contractors and agents with similar access to execute from time to time.

5.2 Safeguarding SBC Data. With respect to, and under the terms and conditions of, each EPI Agreement, the applicable PSC Entity will establish and maintain safeguards against the destruction, loss or alteration of SBC Data in the possession of any member of the PSC Group which are no less rigorous than those in effect at the applicable SBC Facilities as of the effective date of that EPI Agreement. In the event that additional safeguards for SBC Data are reasonably requested by the SBC Entity, the applicable PSC Entity will provide those additional safeguards and that SBC Entity will pay that PSC Entity therefor in accordance with the payment terms provided in the applicable EPI Agreement. An SBC Entity will have the right to establish backup security for data and to keep backup data and data files in its possession if it so chooses; provided, however, that the applicable PSC Entity will have access to such backup data and data files as is reasonably required by that PSC Entity to provide the Services. Each PSC Entity's access to such data and data files must be consistent with the Security Procedures.

5.3 Physical Security for Facilities. With respect to, and under the terms and conditions of, each EPI Agreement, the applicable PSC Entity will perform all reasonably required security procedures at any place where Services are performed by that PSC Entity. The procedures at the SBC Facilities will be no less rigorous than those in effect there as of the effective date of that EPI Agreement. The applicable SBC Entity will provide all necessary security personnel and security equipment at the SBC Facilities. Personnel of members of the PSC Group will comply with the reasonable physical security procedures of members of the SBC Group with respect to access to any SBC Facilities, data and data files.


5.4 Audit Rights. The members of the SBC Group and/or its independent auditors (who shall not be PSC Competitors (as defined in the Master Agreement) or Affiliates of PSC Competitors, other than the reporting auditors of the applicable member of the SBC Group), at no additional expense to any member of the PSC Group, and upon ten (10) business days' written notice to the applicable member of the PSC Group, will have the right to conduct an operational audit pertaining to Services rendered pursuant to this Agreement or any EPI Agreement, including but not limited to having the members of the PSC Group process through any system test data supplied by a member of the SBC Group or its auditors, operate audit software on any System, download SBC Data to a computer designated by the applicable member of the SBC Group or its auditors, or conduct a System backup and disaster recovery audit. The purpose of the operational audit will be to verify that each member of the PSC Group is exercising reasonable data processing operational procedures in its performance of the Services and confirm that each member of the PSC Group is performing and observing its obligations hereunder or under the applicable EPI Agreement. The report resulting from each operational audit will be reviewed by the applicable SBC Entity and the applicable PSC Entity and appropriate actions will be taken based upon each such review. The members of the PSC Group will provide to such auditors and inspectors any assistance that they reasonably require, and the costs incurred by the members of the PSC Group in connection with services rendered in connection with any such audit or inspection will be included in the PSC Costs in accordance with the terms of the applicable EPI Agreement.

5.5 Disaster Recovery. During the term of each EPI Agreement, the applicable PSC Entity will maintain and continue to maintain throughout the term of that EPI Agreement, an off-site disaster recovery capability, including a disaster recovery plan, as mutually agreed in connection with that EPI Agreement. In the event of a disaster affecting the Services provided by the PSC Entity pursuant to any EPI Agreement, the PSC Entity will implement the disaster recovery plan applicable to that EPI Agreement. The costs incurred by the PSC Entity in connection with any disaster recovery Services provided by that PSC Entity as described in this Section 5.5 will be included in the PSC Costs in accordance with the provisions of the applicable EPI Agreement.

5.6 Regulatory Access. The parties agree that the records maintained and produced under this Agreement and any EPI Agreement will at all times be available for examination and audit by governmental agencies, regulators or exchanges of which any member of the SBC Group is a member having jurisdiction over the business of any member of the SBC Group. Each party to this Agreement will notify the other party promptly of any formal request by an authorized governmental agency, regulator or exchange to examine records regarding any member of the SBC Group that are maintained by any member of the PSC Group. Upon the written request of any member of the SBC Group, the applicable member of the PSC Group will provide any relevant assurances to such agencies, regulators or exchanges and will subject itself to any required examination or regulation, and the costs incurred by the applicable member of the PSC Group for any services rendered in connection with any such examination will be included in the PSC Costs in accordance with the applicable EPI Agreement.

5.7 Viruses. Each party will use its reasonable efforts to ensure that no viruses, worms or similar items ("Viruses") are introduced into any System used under this Agreement or any EPI Agreement. If a Virus is found in any such System, the applicable PSC Entity will, promptly upon the discovery thereof, use its best efforts to eliminate such Virus and ameliorate the effect thereof. If a Virus causes a loss of operational efficiency or data, the applicable PSC Entity will mitigate and restore such loss as quickly as feasible.

5.8 Disabling Code. No System provided by either any member of the SBC Group or any member of the PSC Group will include, nor will any member of the PSC Group or any member of the SBC Group introduce into any System, any code with the purpose to disable or reduce the efficiency of all or any portion of any System.

                                   ARTICLE VI
                                   MANAGEMENT

6.1 Relationship Managers. Each party (an "Appointing Party") will appoint an individual (a "Relationship Manager") who, until replaced by the Appointing Party, will serve as that Appointing Party's representative under this Agreement. Each Relationship Manager will
         (i) have overall responsibility for managing and coordinating the performance of the Appointing Party's obligations under this Agreement, (ii) be authorized to act for and on behalf of the Appointing Party with respect to all matters relating to this Agreement, and (iii) work with the Operational Managers for the SBC Entities or the PSC Entities, as applicable, to establish appropriate uniform procedures for the Services to be provided by the members of the PSC Group to the members of the SBC Group. Neither party will reassign its Relationship Manager or cause its Relationship Manager to no longer serve in that capacity without the other party's prior consent, which consent will not be unreasonably withheld. Each party further agrees that if its Relationship Manager ceases to be employed by that party, or is reassigned, such party's Relationship Manager may only be replaced with the consent of the other party, which consent will not be unreasonably withheld.

6.2 Operational Managers. Each Contracting Party to an EPI Agreement will appoint an individual (an "Operational Manager") who will serve as that Contracting Party's representative under that EPI Agreement.
         Each Operational Manager will (i) have overall responsibility for managing and coordinating the performance of the Contracting Party's obligations under that EPI Agreement and (ii) be authorized to act for and on behalf of the Contracting Party with respect to all matters relating to that EPI Agreement. No Contracting Party may reassign its Operational Manager or cause its Operational Manager to no longer serve in that capacity without the other Contracting Party's prior consent, which consent will not be unreasonably withheld. Each Contracting Party further agrees that if its Operational Manager ceases to be employed by that Contracting Party, or is reassigned, that Contracting Party's Operational Manager may only be replaced with the other Contracting Party's consent, which consent will not be unreasonably withheld.

6.3 Change Control Procedures. Within one hundred and eighty (180) days after the effective date of each EPI Agreement and as part of the Services provided by the applicable PSC Entity under that EPI Agreement, that PSC Entity and the applicable SBC Entity will mutually establish a written description of the change control procedures that will be applicable to any Changes related to that EPI Agreement. For the purpose of this Section 6.3, "Changes" are any changes to the Systems, the Equipment or the Services that would materially alter the functionality, Service Levels or technical environment of the Systems or the Equipment, or the manner in which the Services are provided or the composition of the Services. These change control procedures will provide that, except for Changes made on a temporary basis to maintain the continuity of the Services, the applicable SBC Entity and the applicable PSC Entity will implement Changes only after consultation and agreement between the applicable SBC Entity and the applicable PSC Entity.

6.4 Crisis Management Procedures. In connection with each EPI Agreement, the applicable PSC Entity and the applicable SBC Entity will establish a procedure for immediately escalating to a team of appropriate senior level managers or officers, including the Relationship Manager for each party, any significant technical problem that may arise from time to time that, if not quickly resolved, could have a negative impact on critical portions of that SBC Entity's business. This procedure will, at a minimum, provide that in the event of a major service outage, then:

         (a) The production manager for the applicable PSC Entity, who will be available on a seven (7) days a week, twenty-four (24) hours a day basis will be notified of all details of the outage. If that production manager is not able to implement a plan to resolve the outage within two (2) hours of receipt of notice, then;

         (b) The crisis manager for the applicable PSC Entity and the President of PSC Parent will be notified and a hot line will be established to provide continuous information with respect to the status of the outage and estimated time of repair. If the outage is not resolved within two (2) hours of the crisis manager being notified, then;

         (c) A crisis management "SWAT" team, consisting of personnel of the applicable PSC Entity and personnel of the applicable SBC Entity, will be formed and the Chairman of PSC Parent will be notified. Every hour on the hour, until the outage is resolved, there will be bridged status report calls from the "SWAT" team to key managers of the applicable PSC Entity and the applicable SBC Entity and PSC Parent and SBC Parent.


                                  ARTICLE VII
                   PERFORMANCE REVIEW AND DISPUTE RESOLUTION


7.1      Scope. The dispute resolution procedures specified in Sections 7.2 and
         7.3 hereof will apply to all matters arising out of this Agreement and each EPI Agreement that relate to technical matters such as Service Levels and to the performance of Services. With respect to any other dispute arising under this Agreement or any EPI Agreement, including, without limitation, compliance by the members of the PSC Group with the Security Procedures or the payment of PSC invoices, the applicable Contracting Parties will have immediate recourse to the arbitration provisions of Section 7.4 hereof. The parties agree that PSC Costs (as defined in each EPI Agreement) will not include the fees and charges of legal counsel (outside or internal) incurred in connection with any enforcement action, formal dispute resolution procedure or formal court or arbitration proceedings against an SBC Entity or in connection with the determination of whether any such action, procedure or proceeding should be initiated or defended.

7.2 Performance Review. The Relationship Managers will meet as often as either Relationship Manager reasonably requests to review the performance of the PSC Group under this Agreement and each EPI Agreement. Subject to the provisions of Section 7.1 hereof, in the event of any dispute or disagreement between the parties hereto, upon the written request of either party, each party will appoint an equal number of designated officers, plus both Relationship Managers (collectively, the "Special Resolution Committee"), whose task it will be to meet for the purpose of endeavoring to resolve such dispute or to negotiate for an adjustment to the relevant provisions of this Agreement or the applicable EPI Agreement. The Special Resolution Committee will meet as often as the parties reasonably deem necessary in order to gather and furnish to the members of the Special Resolution Committee all information with respect to the matter at issue which either party believes to be appropriate and germane in connection with its resolution. The Special Resolution Committee will discuss the problem and/or negotiate in good faith in an effort to resolve the dispute or renegotiate the applicable section or provision without the necessity of any further proceeding relating thereto. During the course of the negotiation, all reasonable requests made by one party to the other for information relating to the dispute and the resolution thereof will be honored. The specific format for such discussions will be left to the discretion of the Special Resolution Committee, but may include the preparation of agreed upon statements of fact or written statements of position furnished to the other party. No further proceedings for the resolution of any dispute may be commenced until the earlier of (i) the date on which a majority of the members of the Special Resolution Committee conclude in good faith that an amicable resolution through continued negotiation of the matter in issue does not appear likely, or (ii) thirty (30) days from the date the dispute was submitted to the Special Resolution Committee.

7.3 Escalation of Disputes. Subject to the provisions of Section 7.1 hereof, any dispute that is not resolved by the Special Resolution Committee in accordance with the procedures described in Section 7.2 above will be escalated to the Chief Executive Officers of PSC Parent and SBC Parent, who will each appoint one (1) corporate officer to discuss the problem and negotiate in good faith to resolve the dispute or controversy. The specific format for such discussions and negotiations will be left to the discretion of the two (2) appointed corporate officers. No further proceedings for the resolution of any dispute may be commenced until the earlier of (i) the date on which the two (2) appointed directors conclude in good faith that a resolution to the dispute through continued negotiations is not likely, or (ii) thirty (30) days from the date the dispute was escalated to the Chief Executive Officers of PSC Parent and SBC Parent.

7.4 Arbitration. Subject to Section 7.1 hereof, any dispute that is not resolved through negotiation pursuant to Sections 7.2 or 7.3 hereof will be settled exclusively by final and binding arbitration in accordance with the following:

         (a) Except as specified below or otherwise mutually agreed in writing by the parties to the dispute, the arbitration will be conducted in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association.

         (b) Any demand for arbitration or any counterclaim will specify in reasonable detail the facts and legal grounds forming the basis for the claimant's request for relief, and will include a statement of the total amount of damages claimed, if any, and any other remedy sought by the claimant.

         (c) The arbitration will be conducted by an arbitration panel consisting of three neutral arbitrators selected in accordance with those Commercial Arbitration Rules. The arbitration will be conducted in the English language.

         (d)     The arbitration proceedings will take place in New York.

         (e) The arbitration panel may render awards of monetary damages, direction to take or refrain from taking action, or both. However, the arbitration panel may not award monetary damages in excess of compensatory damages and will in no event award any damages not permitted by Sections 10.6 and 10.7 hereof.

         (f) The arbitration panel may, at its discretion, require any party to the arbitration to reimburse any other party to the arbitration for all or any part of the expenses of the arbitration paid by the other party and the attorneys' fees and other expenses reasonably incurred by the other party in connection with the arbitration.

         (g) Judgment upon the award rendered in the arbitration may be entered in any court of competent jurisdiction.

         (h) The parties will direct the arbitration panel to reach a decision within one hundred and eighty (180) days of the date on which the parties submit the dispute for resolution pursuant to this Section 7.4.

7.5 Injunctive Relief. Nothing in this Article VII will prevent any Contracting Party from immediately seeking injunctive or other equitable relief, including termination under Article VIII hereof, from any court having competent jurisdiction.

7.6 Continued Performance. Unless the applicable EPI Agreement has been terminated in accordance with the provisions of Article VIII hereof, the applicable PSC Entity will continue to provide the Services contemplated by that EPI Agreement during any dispute resolution or arbitration proceedings commenced pursuant to this Article VII, provided that the applicable SBC Entity will continue to make payment for those Services as provided in that EPI Agreement.

                                  ARTICLE VIII
                                  TERMINATION

8.1 Termination for Cause. In the event that a Contracting Party materially defaults in the performance of any of its duties or obligations under this Agreement or under an EPI Agreement, which default is not substantially cured within sixty (60) days after written notice is given to the defaulting Contracting Party specifying the default (or, with respect to any such default which cannot reasonably be cured within such sixty (60) day period but is curable,
         (x) if the defaulting Contracting Party fails to proceed within such sixty (60) day period to commence curing the default and thereafter to proceed with all due diligence to substantially cure the same, or (y) if any such default referenced in clause (x) is not substantially cured within one hundred twenty (120) days after the giving of such written notice), then the non-defaulting Contracting Party may terminate this Agreement and the applicable EPI Agreement on the date specified in such notice of termination, which date will be no later than one (1) year after the date on which that Contracting Party's right to terminate this Agreement and the applicable EPI Agreement arose.

8.2 Termination for Non-Payment. In the event that an SBC Contracting Party defaults in the payment when due of any amount in excess of $500,000 due to a PSC Contracting Party under any EPI Agreement, and does not cure the default within thirty (30) days after being given written notice of the default, then the applicable PSC Contracting Party may, by giving written notice thereof to that SBC Contracting Party, terminate the applicable EPI Agreement as of a date specified in the notice of termination, which date will be no later than one (1) year after the date on which that PSC Contracting Party's right to terminate this Agreement or the applicable EPI Agreement arose.

8.3 Termination for Insolvency. In the event that a Contracting Party (the "Insolvent Party") becomes or is declared insolvent or bankrupt, is the subject of any proceedings relating to its liquidation, insolvency or for the appointment of a receiver or similar officer for it (which, in the case of involuntary proceedings, remains undismissed for at least sixty (60) days), makes an assignment for the benefit of all or substantially all of its creditors, or enters into an agreement for the composition, extension, or readjustment of all or substantially all of its obligations, then the other applicable Contracting Party may, by giving written notice thereof to the Insolvent Party, terminate this Agreement and each EPI Agreement as of a date specified in such notice of termination. Neither this Agreement nor any EPI Agreement may be terminated pursuant to this
         Section 8.3 once the Insolvent Party ceases to be insolvent or be the subject of a proceeding relating to its liquidation, insolvency or the appointment of a receiver.

8.4 Termination for PSC Change in Control. In the event that a Change in Control occurs in a single transaction or series of related transactions, then the applicable SBC Entity will have the right to terminate this Agreement and the applicable EPI Agreement, if such Change in Control is reasonably likely to have a significant adverse impact on the performance of or the charges for the Services generally rendered by the applicable PSC Entities under all EPI

         Agreements or rendered by the applicable PSC Entity pursuant to that EPI Agreement, by giving that PSC Entity at least ninety (90) days prior written notice designating the termination date on which this Agreement or that EPI Agreement will terminate if such Change in Control has not been cured by such date; provided, however, that the date specified in such termination notice will be no later than one
         (1) year after the Change in Control occurred.

8.5 Termination for Change of Circumstances. The applicable SBC Entity may terminate this Agreement and the applicable EPI Agreement in the event that the members of the PSC Group cease generally to offer IT Services (other than to existing customers with non-terminable contracts) by giving at least sixty (60) days prior written notice to the applicable PSC Entity specifying the date on which that SBC Entity intends to terminate this Agreement and the applicable EPI Agreement, which date will be no later than one (1) year after the date on which the SBC Entity's right to terminate this Agreement or that EPI Agreement arose.

8.6 Termination for Cross-Default. With respect to each EPI Agreement, either Contracting Party may, by giving prior written notice to the other, terminate that EPI Agreement in the event there has been a termination (as a result of a breach by a PSC Entity or an SBC Entity, as the case may be) of another EPI Agreement between a PSC Entity and an SBC Entity or of an agreement between the other and a third entity, in each case, with annual revenues at least equal to the annual revenues from the EPI Agreement to be terminated. No EPI Agreement may be terminated for such cross-default more than one (1) year after the date on which the right to terminate pursuant to this Section 8.6 arose.

8.7 Termination for SBC Major Event. The applicable SBC Entity may, by giving one hundred eighty (180) days' prior written notice to the applicable PSC Entity, terminate this Agreement and the applicable EPI Agreement in the event that SBC Parent is merged into, is acquired by or acquires another significant entity (an "Acquiring Entity") with a market value equal to at least fifty percent (50%) of SBC Parent's market value which has a nonterminable significant exclusive information technology services contract with annual revenues to the other provider (the "Other IT Provider) of at least fifty percent (50%) of the annual revenues to the members of the PSC Group from the members of the SBC Group under all EPI Agreements, the absence of which would have a material adverse effect on the combined entity and the members of the SBC Group choose to contract with the Other IT Provider for the work formerly performed by the members of the PSC Group, provided that the parties agree that they will use their best efforts to find a solution acceptable to both the members of the SBC Group and the members of the PSC Group other than terminating an EPI Agreement. If such Acquiring Entity has a nonterminable non-exclusive contract with the Other IT Provider, the members of the SBC Group will be permitted to continue such contract. Neither this Agreement nor any EPI Agreement may be terminated for such event more than one year after the date on which either party determines that a solution acceptable to both parties as described above will not be found.

8.8      [Intentionally omitted.]

8.9 Termination for Security Breach. The applicable SBC Entity may terminate the applicable EPI Agreement if (i) the applicable PSC Entity fails to cure, within ten (10) days after written notice is given to it by the applicable SBC Entity, a curable breach of the Security Procedures that has a material adverse effect on the business or reputation of the members of the SBC Group, or (ii) the applicable PSC Entity commits a non-curable breach of the Security Procedures that has a material adverse effect on the business or reputation of the members of the SBC Group and the applicable PSC Entity has not, within thirty (30) days after written notice of the breach is given to it by the applicable SBC Entity, implemented a plan to prevent a substantially similar breach, except that if the non-curable breach occurs on two additional occasions, the applicable SBC Entity may terminate the EPI Agreement under which such breach arose.

8.10 Rights Upon Termination of EPI Agreements. Upon termination of any EPI Agreement, and for a period of eighteen (18) months thereafter, each Contracting Party thereto will have the following rights and obligations:

         (a) Commencing upon any notice of termination by any member of the SBC Group pursuant to Sections 8.1, 8.3, 8.4, 8.5, 8.6, 8.7,
                 8.9 or 10.7(a) hereof or expiration of the term of that EPI Agreement, the applicable PSC Entity will comply with the applicable SBC Entity's reasonable directions, and will provide to such SBC Entity any and all termination assistance reasonably requested to allow the Services provided under that EPI Agreement to continue and to facilitate the orderly transfer of responsibility for performance of the Services to the members of the SBC Group or a third party designated by SBC Parent. The applicable SBC Entity will pay the applicable PSC Entity for such assistance in accordance with the terms of the applicable EPI Agreement. The termination assistance to be provided in accordance with this Section 8.10 may include the following:

                 (1) Continuing to perform, following the termination date, any or all of the Services in accordance with all applicable Service Levels then being performed by that PSC Entity.

                 (2) Developing, together with that SBC Entity, a plan for the orderly transition of the performance of the Services from that PSC Entity to that SBC Entity or a third party designated by SBC Parent.

                 (3) Providing reasonable training for personnel of that SBC Entity or a third party designated by SBC Parent in the performance of the Services then being transitioned to that SBC Entity or a third party designated by SBC Parent.

                 (4) Providing that SBC Entity the right to assume any leases for Equipment leased by that PSC Entity or to purchase from that PSC Entity Equipment owned by that PSC Entity that is then dedicated to providing Services for the SBC Entity pursuant to that EPI Agreement. If that SBC Entity exercises this right, it will pay to the applicable PSC Entity an amount equal to such PSC Entity's net book value of the applicable Equipment calculated in accordance with generally accepted accounting principles.

         (b) If, upon the expiration or termination of an EPI Agreement, a PSC Entity is using any Equipment to provide services to a third party customer of the PSC Group, such PSC Entity may continue to use that Equipment in accordance with Section 4.4 hereof until such time as the PSC Entity can reasonably transition to other equipment, but for no more than eighteen
                 (18) months after termination.

         (c) Following the termination of an EPI Agreement, the applicable member of the PSC Group and the applicable member of the SBC Group will have the right to solicit for employment and employ any of its former employees then employed by the other.

8.11 Escrow Upon Termination. If any EPI Agreement is terminated by an SBC Contracting Party pursuant to the provisions of Sections 8.1, 8.4, 8.5, 8.6 or 8.9 hereof, PSC Parent will create an escrow in accordance with the procedures described in Schedule A hereto.


                                   ARTICLE IX
                                CONFIDENTIALITY

9.1 General Obligations. All Confidential Information relating to any member of the SBC Group or the PSC Group will be held in confidence by the other to the same extent and in at least the same manner as such party protects its own confidential or proprietary information. No member of the PSC Group or the SBC Group may disclose, publish, release, transfer or otherwise make available Confidential Information of the other party in any form to, or for the use or benefit of, any Person without the other party's written consent. Each member of the PSC Group and each member of the SBC Group will, however, be permitted to disclose relevant aspects of the other party's Confidential Information to its respective officers, agents, subcontractors and employees and to the officers, agents, subcontractors and employees of its Affiliates to the extent that such disclosure is reasonably necessary for the performance of its duties and obligations under this Agreement or any EPI Agreement; provided, however, that such party will take all reasonable measures to ensure that Confidential Information of the other party is not disclosed or duplicated in contravention of the provisions of this Agreement or any EPI Agreement by such officers, agents, subcontractors and employees. PSC Parent agrees that it will cause each employee of each member of the PSC Group providing Services to any member of the SBC Group to execute a PSC Parent confidentiality agreement, which will require confidential treatment of nonpublic information of and about customers of members of the PSC Group (which shall include members of the SBC Group). Each member of the PSC Group or of the SBC Group, as the case may be, may disclose Confidential Information of the other party if required pursuant to an order or requirement of a court, administrative agency or other governmental body, regulator or exchange of which that SBC Entity is a member, provided that the applicable member of the PSC Group or the SBC Group, as the case may be, will (i) give the other party written notice of such order or requirement as soon as practicable after it has knowledge thereof and in any event prior to disclosure of the Confidential Information, (ii) disclose no more Confidential Information than is required by such order or requirement, and (iii) seek confidential treatment from the court, administrative agency or other governmental body for that Confidential Information. Nothing in this Section 9.1 will prevent any Contracting Party from exercising its rights pursuant to Sections 4.1, 4.2 and 4.3 hereof. Subject to any obligation of any member of the PSC Group to continue to provide termination assistance in accordance with Section 8.10 hereof and subject to each party's rights under Sections 4.1, 4.2 and 4.3 hereof, upon the termination of this Agreement or any EPI Agreement, the members of the PSC Group or the SBC Group, as the case may be, will return to the members of the SBC Group or the PSC Group, as the case may be, and at the other's expense, any Confidential Information of the other party then held by the members of the SBC Group or of the PSC Group, as the case may be. The obligations of the members of PSC Group under this Section 9.1 are in addition to any obligations it has under Articles IV and V hereof and any obligations it has to comply with the Security Procedures.

9.2 Unauthorized Acts. Each member of the PSC Group and each member of the SBC Group will:

         (a) Notify the other promptly of any material unauthorized possession or use of the other's Confidential Information by any Person which may become known to such party, if such unauthorized possession arose as a result of the acts or failures to act of the notifying party.

         (b) Promptly furnish to the other full details of the unauthorized possession or use, and use reasonable efforts to assist the other in investigating or preventing the recurrence of any unauthorized possession or use of Confidential Information.

         (c) Use reasonable efforts to cooperate with the other in any litigation and investigation against third parties deemed necessary by the other to protect its Confidential Information.

         (d) Promptly use all reasonable efforts to prevent a recurrence of any such unauthorized possession or use of Confidential Information.

                                   ARTICLE X
                           INDEMNITIES AND LIABILITY


10.1 Cross Indemnity. PSC Parent and SBC Parent each agree to indemnify, defend and hold harmless the other and the other's Affiliates from any and all claims, actions, losses, damages, liabilities, costs and expenses, including reasonable attorneys' fees and expenses, arising out of or relating to the death or bodily injury of any agent, employee, customer, business invitee or business visitor of the indemnitor or its Affiliates, or arising out of or relating to loss of or damage to tangible real or tangible personal property, to the extent that such claim, action, liability, loss, damage, cost or expense was proximately caused by the indemnifying party's tortious act or omission, or by those of its agents or employees. For purposes of this Section 10.1, no Transitioned Employee to whom any member of the SBC Group continues to make payments pursuant to Section 4.9 hereof will be deemed to be an employee of the SBC Group solely as a result of those payments.

10.2     Intellectual Property Indemnity.

         (a) PSC Parent and SBC Parent each agree to indemnify, defend and hold harmless the other and the other's Affiliates from any and all claims, actions, damages, liabilities, costs and expenses, including reasonable attorneys' fees and expenses, arising out of any claims of infringement of any patent, or a trade secret, or any copyright, trademark, service mark, trade name or similar proprietary rights conferred by contract or by common law or by any law of any applicable jurisdiction alleged to have resulted from the use of Systems provided by the indemnitor or its Affiliates under this Agreement or any EPI Agreement; provided, however, that, subject to Section
                 10.5 hereof, this indemnity will not apply unless the party claiming indemnification notifies the other promptly of any matters in respect of which the foregoing indemnity may apply and of which the notifying party has knowledge and gives the other full opportunity to control the response thereto and the defense thereof, including, without limitation, any agreement relating to the settlement thereof.

         (b) PSC Parent will indemnify, defend and hold harmless the members of the SBC Group from any and all claims, actions, damages, liabilities, costs and expenses, including reasonable attorneys' fees and expenses, arising out of any claims of infringement of any patent, or a trade secret, or any copyright, trademark, service mark, trade name or similar proprietary rights conferred by contract or by common law or by any law of any applicable jurisdiction resulting from use of a Licensed SBC System provided by a member of the PSC Group to a third party customer of the PSC Group (other than members of the SBC Group) in accordance with the provisions of
                 Article IV of this Agreement.

10.3 SBC Indemnity. SBC Parent agrees to indemnify, defend and hold harmless the members of the PSC Group from any and all claims, actions, damages, losses, liabilities, costs and expenses, including reasonable attorneys' fees and expenses, arising out of (i) any claims for rent or utilities at any location where SBC is required to furnish space and/or utilities to PSC pursuant to this Agreement or any EPI Agreement, (ii) any claim arising in connection with the Equipment, SBC Facilities, SBC Systems, Transitioned Personnel or the Third Party Service Contracts, to the extent such claim under this subsection (ii) arose on or prior to the effective date of the applicable EPI Agreement, and (iii) any investigations, proceedings or other activities undertaken by any European fiscal authority with respect to this Agreement or any EPI Agreement (except as a result of the gross negligence or willful misconduct of a member of the PSC Group).

10.4     VAT Indemnity.

         (a)     If, pursuant to this Agreement or any EPI Agreement:

                 (1) Any member of the PSC Group makes a supply or is deemed or treated by applicable law or the practice from time to time of any European fiscal authority to make a supply to any member of the SBC Group, and European VAT is chargeable in respect of such supply, and as a result any member of the PSC Group is required to account to any European fiscal authority for such European VAT ("SBC Supply Vat"); or

                 (2) Either of PSC Parent, on the one hand, or any other member of the PSC Group, on the other, makes or is deemed or treated by applicable law or the practice from time to time of any European fiscal authority to make a supply to the other in connection with this Agreement or any EPI Agreement, and European VAT ("Perot Supply VAT") is payable in respect of such supply;

                 then, SBC Parent will on demand pay to the applicable member of the PSC Group a sum equal to the amount of the SBC Supply VAT or the Perot Supply VAT, as the case may be; provided, that, in the latter case, SBC Parent's liability will not extend to any Perot Supply VAT for which PSC Parent or the applicable member of the PSC Group, as the case may be, is entitled to credit or repayment from any European fiscal authority.

         (b) Where PSC Parent or any member of the PSC Group obtains a repayment or credit in respect of Perot Supply VAT more than one (1) month after the prescribed accounting period in which that Perot Supply VAT was incurred, SBC Parent will pay interest to PSC Parent or the applicable member of the PSC Group, as the case may be, from the date on which that Perot Supply VAT was incurred to and including the date on which the repayment or credit is obtained. The interest shall accrue from day to day at the PSC Interest Rate (as defined in the SBC Warburg EPI Agreement), minus any interest paid by the relevant authority in connection with the repayment or credit.

         (c) For purposes of this Section 10.4, "European VAT" means value added tax as provided for in the Value Added Tax Act 1994 (as amended or re-enacted from time to time, the "Act") and legislation supplemental thereto and any other tax (whether imposed in the United Kingdom in substitution thereof or in addition thereto or elsewhere) of a similar fiscal nature, and (except as a result of the gross negligence or willful misconduct of a member of the PSC Group) includes a reference to all fines, penalties, surcharges and interest which may be assessed, levied, charged or imposed pursuant to the Act and/or relevant legislation.

10.5 Indemnification Procedures. With respect to third-party claims subject to the indemnities set forth in this Article X, the indemnitee will notify the indemnitor promptly of any matters in respect of which the foregoing indemnities may apply and of which the indemnitee has knowledge and will give the indemnitor full opportunity to control the response thereto and the defense thereof, including, without limitation, any agreement relating to the settlement thereof, provided that the indemnitee will have the right to approve any settlement or any decision not to defend. The indemnitee's failure to promptly give notice will affect the indemnitor's obligation to indemnify the indemnitee only to the extent that the indemnitor's rights are prejudiced thereby. The indemnitee may participate, at its own expense, in any defense and any settlement directly or through counsel of its choice. If the indemnitor elects not to defend, the indemnitee will have the right to defend or settle the claim as it may deem appropriate, at the cost and expense of the indemnitor, which will promptly reimburse the indemnitee for all such costs, expenses and settlement amounts.

10.6 Consequential and Punitive Damages. In no event will either Contracting Party be liable to the other under this Agreement or under any EPI Agreement for indirect, incidental, consequential, reliance or punitive damages, including, without limitation, damages for lost profits (other than, to the extent recoverable under New York law in appropriate judicial, arbitration or other legal proceedings, the lost profits of any PSC Entity under this Agreement or any EPI Agreement, provided, that the amount of any recovery for such lost profits shall be deemed to be included within the scope of the maximum liability of the SBC Group referred to in Section 10.7(ii)(B) hereof) or injury to property or reputation regardless of the form of action, whether in contract, indemnity, warranty, strict liability or tort (including negligence) and regardless of whether such party has reason to know or in fact knows of the possibility thereof.

10.7 Definition of Liability. All PSC Entities, in the aggregate, and all SBC Entities, in the aggregate, will only be liable to the other under this Agreement or any EPI Agreement for direct damages that arise from:

         (a) its gross negligence or willful misconduct and that for all events, acts or omissions do not exceed, in the aggregate for this Agreement and all EPI Agreements and for all PSC Entities, $75,000,000, and for all SBC Entities, $75,000,000; provided, that the amount of any recovery for gross negligence or willful misconduct by any SBC Entity shall be deemed to be included within the scope of the maximum liability of the SBC Group referred to in Section 10.7(ii)(B); provided, further, however, if at any time the PSC Entities have paid damages to the SBC Entities aggregating at least $65,000,000, then PSC Parent will have the option, within thirty (30) days of such time, to provide written notice to SBC Parent that PSC Parent has increased the aggregate limitation under this Section 10.7(a) by an amount equal to the amount required to increase the aggregate available liability amount back to $75,000,000. If PSC Parent does not so increase the liability amount, SBC Parent will have ninety (90) days to provide PSC Parent with written notice that this Agreement and each EPI Agreement will automatically terminate unless PSC Parent agrees, in writing, to increase, and does so increase, the liability amount as described above within fifteen (15) days of such written notice. The procedure described above will be repeated each time the aggregate remaining liability amount under this
                 Section 10.7(a) decreases to less than $10,000,000; and

         (b) its negligence and that for all events, acts or omissions do not exceed (i) the amount of insurance coverage maintained by the liable SBC or PSC Entity, as the case may be, less (ii) any amounts payable by that liable SBC or PSC Entity, as the case may be, pursuant to Section 10.7(a) above; provided that no amount will be due or payable to either the members of the PSC Group or the members of the SBC Group, as the case may be, under this Section 10.7(b) unless and until the liable party is finally paid that amount by its insurance carrier. In the event of any dispute between a SBC Entity and a PSC Entity that is likely to give rise to a claim that would be subject to the provisions of this Section 10.7(b), the liable party will upon request of the other party exercise good faith in determining whether and when to notify its insurance carrier of the claim in order to preserve its ability to collect under the applicable insurance policies with respect to that claim and will comply with the claim handling procedures specified by its applicable insurance policies.

         The limitations set forth in this Section 10.7 will not apply (i) with respect to either the members of the SBC Group or of the PSC Group to the indemnity obligations under Section 10.2 hereof or the indemnity obligations under Section 10.1 hereof that relate to personal injury, and (ii) with respect to the members of the SBC Group, to (A) amounts payable by the members of the SBC Group to the members of the PSC Group for Services that have been provided under any EPI Agreement, and (B) in the event of a breach or termination of this Agreement or any EPI Agreement, direct damages recoverable under New York law and any recoverable lost profits under New York law of any PSC Entity under this Agreement or any EPI Agreement in respect of such breach or termination, but in no event will the members of the SBC Group be liable for any amounts described in this Section 10.7(ii)(B), which exceed, in the aggregate for all such breaches and terminations under this Agreement and all EPI Agreements for all members of the SBC Group, $250,000,000 plus one-half (1/2) of the Shares Termination Value, plus all amounts recoverable under Section 10.7(ii)(A) hereof.

10.8 Disclaimer of Warranties. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN AN EPI AGREEMENT, NEITHER ANY MEMBER OF THE PSC GROUP NOR ANY MEMBER OF THE SBC GROUP MAKES ANY, AND EACH SUCH MEMBER HEREBY DISCLAIMS ALL, WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTIES OF MERCHANTIBILITY OR FITNESS FOR A PARTICULAR PURPOSE RELATING TO ANY GOODS OR SERVICES PROVIDED PURSUANT TO THIS AGREEMENT OR ANY EPI AGREEMENT.

10.9 Risk of Loss. Subject to Section 10.7 hereof, during the term of each EPI Agreement, the risk of loss for Equipment and Systems provided in accordance with Article IV hereof or otherwise pursuant to any EPI Agreement will remain with the owner of the applicable Equipment or System.

                                   ARTICLE XI
                                 MISCELLANEOUS

11.1 Original Agreement. SBC Parent and PSC Parent each acknowledge and agree that, notwithstanding anything to the contrary contained herein, the terms of the Original Agreement will govern PSC Parent's and SBC Parent's respective obligations thereunder with regard to any matters that occurred prior to the Adjustment Date.

11.2 Binding Nature and Assignment. This Agreement and each EPI Agreement will be binding on the applicable Contracting Party and their respective successors and assigns, but no Contracting Party may, or will have the power to, assign this Agreement without the prior written consent of the other Contracting Party, except that the applicable SBC Entity may assign those portions of an EPI Agreement (including to an SBC Entity) necessary to comply with, and to the extent required by, Section 2.4(b) hereof.

11.3 Hiring of Employees. Except as otherwise expressly provided herein, each Contracting Party agrees that, during the term of the EPI Agreement to which it is a party and for two (2) years thereafter, neither it nor any of its Affiliates may, except with the prior written consent of the other, offer employment to or employ any person employed then or within the preceding twelve (12) months by the other or any Affiliate of the other.

11.4 Notices. Whenever under this Agreement one party is required or permitted to give notice to the other, such notice will be deemed given when delivered by hand or when mailed by overnight mail, or registered or certified mail, return receipt requested, postage prepaid, and addressed as follows: In the case of PSC:

                 Perot Systems Corporation
                 Robert Fulton Drive, Suite 200
                 Reston, Virginia  22091
                 Attention:  Division President - Global Financial Services
                             Division

                 with a copy to:

                 Perot Systems Corporation
                 Merit Drive,  Suite 1100
                 Dallas, Texas  75251

                 Attention:  General Counsel

         In the case of SBC:

                 Swiss Bank Corporation
                 Swiss Bankcenter
                 Europastrasse
                 CH-8152 Opfikon
                 Attention: Managing Director - Corporate Information
                            Technology.

                 with a copy to:

                 Swiss Bank Corporation
                 Legal Services SBC Group
                 Malzgasse 30-32
                 CH-4002 Basel, Switzerland
                 Attention:  General Counsel

         Either party hereto may from time to time change its address for notification purposes by giving the other prior written notice of the new address and the date upon which it will become effective.

11.5 Counterparts. This Agreement may be executed in several counterparts, all of which taken together constitute one single agreement between the Contracting Parties hereto and each EPI Agreement may be executed in several counterparts, all of which taken together will constitute one single agreement between the Contracting Parties thereto.

11.6 Headings. The article and section headings used herein and in each EPI Agreement are for reference and convenience only and will not enter into the interpretation hereof and thereof.

11.7 Relationship of Parties. Each PSC Entity, in furnishing services to each SBC Entity hereunder or under any EPI Agreement, is acting only as an independent contractor. No PSC Entity undertakes by this Agreement or any EPI Agreement or otherwise to perform any obligation of any SBC Entity, whether regulatory or contractual (excluding the Third Party Service Contracts), or to assume any responsibility for any SBC Entity's business or operations. Each PSC Entity has the sole right and obligation to supervise, manage, contract, direct, procure, perform or cause to be performed, all work to be performed by that PSC Entity under the applicable EPI Agreement, unless otherwise provided therein.

11.8 Approvals and Similar Actions. Where agreement, approval, acceptance, consent or similar action by any Contracting Party to this Agreement or any EPI Agreement is required by any provision of this Agreement or that EPI Agreement (except with respect to the Security

         Procedures), such action will not be unreasonably delayed or withheld. Each member of the PSC Group will be relieved of its obligation to perform any Service or meet any Service Level to the extent that the ability of such member of the PSC Group to perform those obligations under this Agreement or any EPI Agreement is adversely affected by any member of the SBC Group unreasonably withholding or delaying any agreement, approval, consent or similar action on account of or with respect to the Security Procedures, and each member of the SBC Group hereby waives any right to terminate, or claim a breach of or default under, this Agreement or any EPI Agreement on account of or with respect to any failure by the applicable member of the PSC Group to so perform.

11.9 Media Releases. All media releases, public announcements and public disclosures by any member of the SBC Group or any member of the PSC Group relating to this Agreement or the transactions contemplated hereby, including, without limitation, promotional or marketing material (but not including any announcement intended solely for internal distribution within the SBC Group or the PSC Group, as the case may be, or any disclosure required by legal, accounting or regulatory requirements beyond the reasonable control of any member of the SBC Group or the PSC Group, as the case may be, to the extent the timing of any such disclosure reasonably prevents any coordination with the other party) will be coordinated with and approved by the other prior to the release thereof.

11.10 Force Majeure. Each Contracting Party will be excused from performance hereunder and under any EPI Agreement for any period and to the extent that it is prevented from performing, in whole or in part, under this Agreement and under any EPI Agreement as a result of delays caused by the other party or an act of God, war, civil disturbance, court order, governmental actions, adverse weather condition, labor dispute, third party nonperformance, or other cause beyond its reasonable control, including failures or fluctuations in electrical power, heat, light, or air conditioning, and such nonperformance will not be a default hereunder or under any EPI Agreement or grounds for termination hereof or thereof. If a PSC Entity suspends performance of the Services under any EPI Agreement pursuant to this Section 11.10 for a period of time greater than two
         (2) consecutive days or four (4) days within any thirty (30) day period for any reason, (a) the applicable SBC Entity's payment obligations with respect to that portion of the Services that the applicable PSC Entity has suspended performance of pursuant to this
         Section 11.10 will also be suspended for an identical period of time,
         (b) the applicable PSC Entity, or if that PSC Entity is unwilling or unable, the applicable SBC Entity, may contract with a third party to provide services in substitution of the suspended Services for the period of the suspension, it being agreed that the applicable SBC Entity will not be obligated to compensate that PSC Entity for services that have been provided by a member of the SBC Group or such third party during that period of suspension, except as otherwise specifically provided in the EPI Agreement, and (c) the applicable Contracting Parties agree to use commercially reasonable efforts and to cooperate in good faith to resolve any issue that arises in connection with a suspension of the provision of Services by the applicable PSC Entity in accordance with this Section 11.10.

11.11 Severability. If any provision of this Agreement or any EPI Agreement is declared or found to be illegal, unenforceable or void, then the applicable Contracting Parties will be relieved of all obligations arising under such provision, but only to the extent that such provision is illegal, unenforceable or void, it being the intent and agreement of the parties that this Agreement and any applicable EPI Agreement will be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving the economic benefits of each party or, if that is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objective. If the remainder of this Agreement and any applicable EPI Agreement will not be affected by such declaration or finding and is capable of substantial performance in a manner that would preserve each party's economic benefit, then each provision not so affected will be enforced to the extent permitted by law.

11.12 Waiver. No delay or omission by any Contracting Party hereto or to any EPI Agreement to exercise any right or power hereunder or thereunder will impair such right or power or be construed to be a waiver thereof. A waiver by any Contracting Party hereto or to any EPI Agreement of any of the covenants to be performed by the other or any breach thereof will not be construed to be a waiver of any succeeding breach thereof or of any other covenant herein or therein contained. Except as otherwise provided in this Agreement or any EPI Agreement, all remedies provided for in this Agreement and any EPI Agreement will be cumulative (with respect to either this Agreement or that EPI Agreement) and in addition to and not in lieu of any other remedies available to either party at law, in equity or otherwise.

11.13 Attorneys' Fees. If any legal action or other proceeding is brought for the enforcement of this Agreement or any EPI Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement or any EPI Agreement, the prevailing party will be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

11.14 Entire Agreement. Except as set forth in the Principal Agreements, (as defined in the Master Agreement) this Agreement, including any Schedules and agreements referred to herein and attached hereto, each of which is incorporated herein for all purposes, constitutes, together with any other written agreement or letter between SBC and PSC dated the Adjustment Date or as of the Adjustment Date, or the Original Agreement Date or as of the Original Agreement Date (not including agreements or letters amended, restated or superseded as of the Adjustment Date), that relates to this Agreement, the entire agreement between the parties hereto with respect to the subject matter hereof and there are no representations, understandings or agreements, written or oral, relative hereto which are not fully expressed herein. No change, waiver or discharge hereof will be valid unless in writing and signed by an authorized representative of the party against which such change, waiver, or discharge is sought to be enforced.

11.15 Governing Law. This Agreement and each EPI Agreement will be governed by and construed in accordance with the laws, other than choice of law rules, of the State of New

         York; provided, however, that to the extent any claim or cause of action is based upon a violation of the Security Procedures, such claim or cause of action will be governed by the laws of the jurisdiction whose bank secrecy laws are alleged to have been violated.

11.16 Venue. Any arbitration proceeding regarding any dispute arising under or related to this Agreement will take place in New York as described in Section 7.4 hereof. Any judicial proceeding, referenced in Section
         7.5 hereof, regarding any dispute arising under or related to this Agreement or any EPI Agreement will be brought exclusively in the courts of the State of New York, or in the United States District Court for the Southern District of New York, and each party hereto submits to the personal jurisdiction of such courts and hereby irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement or any EPI Agreement and waives any claim or defense that party may have based on a lack of personal jurisdiction or the doctrine of forum non conveniens. Notwithstanding the foregoing, if any claim or cause of action seeking non-monetary injunctive relief (and excluding damages) is brought regarding the violation of the Security Procedures, such claim or cause of action will be brought exclusively in the courts of Switzerland, and each party hereto submits to the personal jurisdiction of such courts and hereby irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement or any EPI Agreement and waives any claim or defense that party may have based on a lack of personal jurisdiction or the doctrine of forum non conveniens.

11.17 Survival. The provisions of Sections 4.1, 4.2, 4.3, 8.10 and 11.3, and Articles IX and X shall survive any termination of this Agreement or any EPI Agreement and the consummation of the transactions contemplated hereby or thereby.

11.18 Expenses. Except as otherwise provided in this Agreement, each of SBC and PSC will pay all of its own expenses relating to the negotiation, execution and delivery of this Agreement (excluding any amendments, modifications or supplements hereto), including without limitation, the fees and expenses of its counsel, financial advisors and accountants.

IN WITNESS WHEREOF, PSC Parent and SBC Parent have each caused this Agreement to be signed and delivered by its duly authorized officer(s), all as of the Adjustment Date.

PEROT SYSTEMS CORPORATION                            SWISS BANK CORPORATION

By:                                       By:
   ---------------------------------            --------------------------------

Title:                                    Title:
      ------------------------------            --------------------------------

                                          By:
                                                --------------------------------
                                          Title:
                                                --------------------------------

                                   SCHEDULE A

                                ESCROW OF SHARES


If any EPI Agreement (the "Terminated EPI Agreement") is terminated by an SBC Contracting Party pursuant to Sections 8.1, 8.4, 8.5, 8.6 or 8.9 of this Agreement, then in order to secure the payment to any member of the SBC Group by any member of the PSC Group of any damages for which that member of the PSC Group is liable hereunder as a result of the failure by that member of the PSC Group to perform its termination assistance obligations pursuant to this Agreement or the applicable EPI Agreement:

1. PSC Parent will deposit into escrow a number of shares of Class A Stock (the "Escrow Shares") equal to 90% (or, if the Terminated EPI Agreement is the SBC Warburg EPI Agreement, 95%) of the number of additional shares of Class B common stock, par value $.01 per share of PSC (the "Class B Stock"), for which the options warrants or similar rights (if any) would have become or remained exercisable under the Terminated EPI Agreement had the Terminated EPI Agreement not been terminated and instead remained in effect for its full stated term plus the number of shares of Class B Stock that would have become vested (if any) under the Terminated EPI Agreement had the Terminated EPI Agreement not been terminated and instead remained in effect for its full stated term.

2. If the Fair Market Value (as defined in paragraph 5 below) of the Escrow Shares does not equal or exceed $50,000,000 and, prior to the termination date of the Terminated EPI Agreement, Class A Shares have been Publicly Traded, then PSC Parent will:

         (a) Deposit into the escrow an amount either by deposit of cash, additional Class A Shares or other valuables, with a value (which, in the case of any such Class A Shares, will equal Fair Market Value) up to the difference between the Fair Market Value of the Escrow Shares and $50,000,000; and

         (b) Provide other security in the form of a bond, guaranty or other form of assurance reasonably acceptable to SBC Parent in an amount equal to the difference between the Fair Market Value of the Escrow Shares and $50,000,000 (less the value of the property placed in escrow under paragraph (2)(a) above).

3. Notwithstanding anything to the contrary above, the Fair Market Value of all the Escrow Shares, plus the value of the cash and other assets placed in escrow by PSC Parent pursuant to Section 2(a) above and the amount of other security and assurances provided by PSC Parent pursuant to Section 2(b) above, with respect to all EPI Agreements, may never exceed, in the aggregate, $50,000,000 (valued on the date of deposit into escrow).

4. The Escrow Shares and other amounts held in escrow and any other security and assurances provided by PSC Parent (collectively, the "Security") will be released in accordance with the following:

         (a) The applicable PSC Contracting Party will notify the applicable SBC Contracting Party when that PSC Contracting Party believes it has performed the termination assistance services that it was obligated to perform within the first 18 months after termination of the Terminated EPI Agreement (the "Required Termination Assistance").

         (b) If that SBC Contracting Party agrees that the applicable PSC Contracting Party did so perform the Required Termination Assistance, or if that SBC Contracting Party fails to notify the applicable PSC Contracting Party of any deficiency in its performance of the Required Termination Assistance within ten days after receiving notification from that PSC Contracting Party pursuant to Section 4(a) above, the Security, including any interest thereon, will be released to PSC Parent.

         (c) If that SBC Contracting Party does not agree that the applicable PSC Contracting Party has performed the Required Termination Assistance, that SBC Contracting Party will provide the PSC Contracting Party with written notice specifying the services that the SBC Contracting Party believes the applicable PSC Contracting Party was obligated to, and did not, perform, and provide that PSC Contracting Party with ten working days to cure the failure to perform. If that PSC Contracting Party has not cured the default within the ten working day cure period, then the parties will submit the dispute to arbitration in accordance with Section 7.4 of this Agreement.

         (d) The arbitration panel will be directed by each party to first determine the maximum amount of damages that the PSC Contracting Party can reasonably expect to be liable for as a result of those services that the applicable SBC Contracting Party reasonably claims the PSC Contracting Party has failed to perform. The difference, if any, between that amount and the total value of the Security, including any interest thereon, will be released to PSC Parent. The remainder of the Security will be retained in the escrow until such time as the arbitration panel reaches a resolution, at which point the remainder of the Security, including any interest thereon, will be allocated between the PSC Group and the SBC Group as the arbitration panel determines; provided that the Class A Shares may only be released from escrow for sale by SBC to the extent such release and sale are permissible under the Bank Holding Company Act of 1956, as amended.

5.       For purposes of this Schedule A:

         (a) "Average Market Value" means the average of the Closing Price for the security in question for the thirty (30) Trading Days immediately preceding the date of termination of the Terminated EPI Agreement.

         (b)     "Closing Price" means, as to any security:

                 (1) If the primary market for the security in question is a national securities exchange registered under the Securities Exchange Act of 1934, as amended, the Nasdaq National Market or another market or quotation system in which last sale transactions are reported on a contemporaneous basis, the last reported sales price, regular way, of such security for such day, or, if there has not been a sale on such Trading Day, the highest closing or last bid quotation therefor on such Trading Day (excluding, in any case, any price that is not the result of bona fide arm's length trading); or

                 (2) If the primary market for such security is not an exchange or quotation system in which last sale transactions are contemporaneously reported, the highest closing or last bona fide bid or asked quotation by disinterested Persons in the over-the-counter market on such Trading Day as reported by the National Association of Securities Dealers through its Automated Quotation System or its successor or such other generally accepted source of publicly reported bid quotations as SBC and PSC designate.

         (c)     "Fair Market Value" means:

                 (1) As to securities regularly traded in the organized securities markets, the Average Market Value; and

                 (2) As to all securities not regularly traded in the securities markets, the fair market value of such securities as determined as set forth below. For a period of thirty (30) days after the termination date of the Terminated EPI Agreement (the "Negotiation Period"), PSC and SBC each agrees to negotiate in good faith to reach agreement upon the fair market value of such securities, as of the termination date of the Terminated EPI Agreement. In the event that the parties are unable to agree upon the fair market value of such securities by the end of the Negotiation Period, then the fair market value of such securities will be determined for purposes of this Schedule A by an independent appraiser mutually acceptable to SBC and PSC (the "Appraiser") whose appraisal will be conclusive and binding on the parties. For such purposes, fair market value will be calculated without premium for control or discount for minority interests, illiquidity, or restrictions on transfer. The costs of the Appraiser will be borne by SBC and PSC equally.

         (d) "Trading Day" means any business day in which the securities in question are tradeable on stock exchanges, in the over-the-counter markets or otherwise.





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